Exhibit (10)(C)

FINANCIAL SUPPORT AGREEMENT

This Financial Support Agreement (“Agreement”) is entered into between Teachers Insurance and Annuity Association of America (“TIAA”) on behalf of TlAA-CREF Life Insurance Company (“T-C Life”) which is a downstream subsidiary of TIAA. Both TIAA and T-C Life are domiciled in the State of New York. The effective date of this Agreement is November 2, 1998.

WHEREAS, TIAA owns and will continue to own all of the outstanding shares of the capital stock of TIAA-CREF Enterprises, Inc. (“T-C Enterprises”) and T-C Enterprises will retain all of the outstanding ownership interest in T-C Life;

WHEREAS, TIAA and T-C Life have corporate names closely allied to each other;

WHEREAS, T-C Life is, and will continue to be, a strategic business for the TIAA family of companies;

WHEREAS, T-C Life has been incorporated and domiciled in the State of New York, and is proceeding to become licensed to conduct business in all 50 states, the District of Columbia, and Puerto Rico;

WHEREAS, T-C Life will underwrite, issue, administer, and sell a wide variety of insurance products, including but not limited to fixed and variable personal annuity contracts, fixed and variable life insurance policies, and long term care policies;

WHEREAS, TIAA will see to it that T-C Life will be and continue to remain a financially strong and viable insurer;

WHEREAS, T-C Life’s products and services complement TIAA’s corporate mission, and will be available to support the long-term financial security of TIAA’s participants, although eligibility for its products may not be limited to the educational and research communities.

WHEREAS, TIAA employees will be administering, implementing and marketing T-C Life products in the future;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the parties hereto agree as follows:

Section 1 – Capital and Surplus. TIAA agrees that it shall cause T-C Life to have at all times during the term of this Agreement the greater of:

(a)	a minimum capital and surplus of $250 million; or

(b)	the amount of capital and surplus as shall be necessary to maintain the capital and surplus of T-C Life at a level not less than 150% of the NAIC Risk Based Capitalization Model, or such other amount as necessary to maintain T-C Life's rating that is the same as, or better than TlAA's rating from Moody’s Investors Service, Standard & Poor's, Duff & Phelps, and A.M. Best (“the rating agencies”).

Section 2 – Liquidity. TIAA agrees that it will cause T-C Life to be sufficiently funded at all times in order to meet all of its contractual obligations on a timely basis, including but not limited to, obligations to pay policy benefits and to provide policyholder services.

Section 3 – Term of Agreement. TIAA agrees that this Financial Support Agreement will remain in effect until such time as T-C Life attains a financial strength rating without giving weight to the support of this Agreement, that is the same as, or better than TIAA’s rating from each of the rating agencies.

Section 4 – Ownership. TIAA intends that T-C Enterprises retain all of the outstanding ownership interest in T-C Life. Furthermore, TI AA will not pledge, assign or otherwise encumber the shares of T-C Life, or transfer any portion of the business of T-C Life to an entity with a financial strength rating that is lower than the rating of TIAA.

Section 5 – Not a Guarantee. This Agreement is not, and nothing herein contained and nothing done pursuant hereto by TIAA shall constitute or be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of TIAA as guarantor, endorser, surety, or otherwise in respect of any obligation, indebtedness, or liability, of any kind or character whatsoever, of T-C Life and this Agreement does not provide, and is not intended to be construed or deemed to provide, any creditor of T-C Life with recourse to or against any of the assets of TIAA.

Section 6 – Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7 – Communications. All notices, requests, demands and other communications under this Agreement (whether from TlAA, T-C Life or any other person or entity) shall be in writing and shall be deemed to have be en duly given: (a) on the date of service if served personally on the party to which such notice is to be given; (b) on the date of transmission if sent via facsimile transmission to the telefax number given below, and telephonic confirmation of transmission is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight carrier or the Express Mail Service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to which such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to TIAA, to:	If to T-C Life, to:

730 Third Avenue	730 Third Avenue
New York, New York 10017	New York, New York 10017

Attention:	Attention:
Gerald McCullough	Benjamin Leiser
Vice President & Chief Accountant / Investments	Assistant Secretary

FAX No.: (212) 916-6859	FAX No.: (212) 916-5903

Section 8 – Publicity. No party hereto may, directly or indirectly, disclose this Agreement or the terms hereof, other than to any regulatory agency or rating agency, except with the permission of the other party hereto and then only as permitted by law.

Section 9 – Modifications. Any future modifications of this Agreement must be approved by both parties, and not be adverse to policyholder interests.

Section 10 – Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement is binding on the successors of the parties to this Agreement.

Section 11 – Enforceability. The Financial Support Agreement can be enforced by T-C Life in accordance with the terms of this Agreement. If TIAA fails to perform under the terms of this Agreement, then T-C Life has a direct right to enforce the Agreement in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their respective duly authorized representatives as of the day and year above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ John H. Biggs	Date: November 2, 1998

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Thomas G. Walsh	Date: November 2, 1998